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                                                                   EXHIBIT 10.16


December 10, 1998


Mr. Maurice L. Castonguay
30 Hunter Lane
Canton, MA 02021

Dear Moe:

     I am very pleased to extend an offer to you for the position of Vice President of Finance & Administration and Chief Financial Officer reporting to me.

     Your starting base salary will be $14,583.33 per month, which is equivalent to $175,000 per year. Additionally, you will be eligible to participate in the FY `99 Executive Bonus Program. This is valued at up to $35,000.

     The Company has agreed to guarantee payment of the full $35,000 FY '99 bonus on July 1999 provided you have active employment status at the time of payment. The Bonus will still be payable to you in full in the event you are not in active employment if there has been a "Change of Control," as defined hereunder, prior to June 30, 1999. Future bonus payments will be contingent upon successfully meeting mutually agreed objectives, satisfactory performance and an active employment status at the time of scheduled payment.

     Upon your date of hire, you will be granted Incentive Stock Options to purchase 100,000 shares of MatrixOne common stock. The current fair market value of the stock has been determined to be $2.00 per share. These options will begin vesting upon your date of hire. These options vest quarterly in 16 equal installments over a four-year period. Regardless of any other Company benefit, all unvested options will become fully vested upon a "Change of Control" of MatrixOne.

     In addition, you will receive a one-year severance package at target compensation (base salary plus target bonus), including all customary Executive benefits, in the event of a Change of Control. If you are not removed from office following a Change of Control, you will have the ability to voluntarily terminate your employment for "good reason" within 18 months of the Change of Control, as defined herein and receive the lump-sum payment for the one-year severance package on your last day of employment.

     Enclosed is information that outlines the benefits that are offered at MatrixOne, Inc. In addition to the benefits outlined there, you will become a participant in the Executive Benefit Program entitled Section 105. This program will reimburse you for any expenses that would normally not be covered at 100% under regular plan limits (i.e., orthodontia, co-payments, etc.).

     As a condition of employment, you will be required to sign MatrixOne's Employee Secrecy, Invention and Non-Competition Agreement. You must also represent to the Company that your employment by the Company shall not cause you to use, distribute, or in any other way disclose any confidential or proprietary information or material from your former employer or any third party.
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                                      -2-

     You will also be required to provide documentation to verify your employment eligibility in the United States. Enclosed please find a list of acceptable documents you will need to have with you on the first day of employment.

     For purposes of this Agreement, a "Change of Control" shall occur only in the event of the occurrence of one or more of the following:

     (a) Beneficial Ownership: Any "person" as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as define din Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

     (b) Merger or Consolidation: The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than: (i) A merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) A merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquired more than 50% of the combined voting power of the Company's then outstanding securities; or

     (c) Liquidation or Sale of Assets: The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

For purposes of this Agreement, "Good Reason" means, without your written consent, the occurrence within 18 months after a Change of Control of any of the following circumstances:

     (a) The assignment to the Employee of any duties inconsistent with the highest position in the Company that the Employee held at any time during the 90-day period immediately preceding the initiation of the discussions leading to the Change of Control of the Company, or a significant adverse alteration in the nature or status of the Employee's responsibilities or the conditions of the Employee's employment from those in effect at any time during the 90-day period immediately preceding such Change in Control. For purposes of this provision, the mere occurrence of any event that would constitute a Change of Control would constitute Good Reason.
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     (b)  A reduction in your annual base salary as in effect at the date of this agreement or increased during the term of your employment;

     (c) The failure by the Company to continue any benefit or compensation plan including bonus plans, investment or retirement plan, life insurance plan, health-and-accident plan or disability plan, applicable to you at the time of the Change of Control (or plans or self-insurance providing you with substantially similar benefits), the taking of any action by the Company which would adversely affect your participation in or which would materially reduce your benefits under any of such plans or deprive you of any material fringe benefit you enjoyed at the time of the Change of Control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect immediately prior to the Change of Control;

     (d) Any requirement by the Company or any person in control of the Company that the location at which you perform your principal duties for the Company be outside a radius of 50 miles from the location at which you performed such duties immediately prior to a change in control;

     (e) The failure of the Company to obtain an agreement from any successor to assume and agree to perform the Agreement, as contemplated herein.

     I am very excited about the future of MatrixOne, Inc. and I look forward to working with you.

     You agree, in consideration of the various rights and benefits afforded to you hereunder, that for a one-year period following your last day of employment with the Company (however such employment ceases), that you will not be employed by or offer consulting or other services to Parametric Technology Corporation or Inso Corporation or any affiliate of either of such corporations (unless either of such corporations acquires the Company).

                              Sincerely,

                              /s/ Mark F. O'Connell

                              Mark F. O'Connell
                              President & CEO

cc:  Mary de St. Croix


Offer accepted by:  /s/ Maurice L. Castonguay               January 11, 1999
                   --------------------------               ----------------
                         Signature                             Start Date